Exhibit 99
HILLENBRAND INDUSTRIES REPORTS 2005 FISCAL YEAR REVENUES OF $1,938.1 MILLION AND A LOSS
FROM CONTINUING OPERATIONS OF $1.56 PER FULLY DILUTED SHARE
Excluding The Effects Of Fiscal 2005 Charges, Hillenbrand’s Fiscal 2005 Earnings Per Fully Diluted Share Of $2.94 Falls Within Its Previously Articulated Guidance Range Of $2.90 To $2.95
BATESVILLE, Ind., Nov. 28, 2005 — Hillenbrand Industries, Inc. (NYSE:HB) today announced unaudited financial results for its 2005 fiscal year ended September 30, 2005, which included revenues of $1,938.1 million, a $108.8 million increase from $1,829.3 million in the prior year period. The consolidated net loss from continuing operations was $96.3 million, or $1.56 per fully diluted share, compared to consolidated net income from continuing operations in the fiscal 2004 year of $188.2 million, or $3.00 per fully diluted share.
Fourth Quarter and Full Year Operating Highlights
•	Hill-Rom capital revenues were up 10.0 percent and Batesville Casket revenues were up 3.0 percent for the fiscal year.

•	The loss from continuing operations includes $0.11 per share in the quarter and $0.25 per share for the year of legal costs related to defense of antitrust lawsuits.

•	Strong cash flow from operations of $58.6 million was generated in the quarter and $234.2 for the full year.

•	A total of 1,261,600 shares were repurchased during the year.
Fiscal 2005 Charges
•	An after-tax charge of $226.1 million for the anticipated settlement of Hill-Rom’s class action antitrust litigation.

•	Pre-tax restructuring charges of $36.3 million for the year, with $30.8 million in the fourth quarter. Additional charges, of up to $10 million, related to the latest restructuring actions will be incurred in 12- to 18-months.

•	A non-cash income tax charge of $16 million related to the write-off of a deferred tax asset corresponding with the latest restructuring action.

•	A non-cash impairment charge of $8.7 million for an underperforming strategic investment.
In commenting on the year, Rolf A. Classon, Hillenbrand’s and Hill-Rom’s interim President and Chief Executive Officer, said, “Fiscal 2005 was a disappointing year, but it was also a year when we took significant steps to create a strong foundation for the future. Structurally, we have a much more aligned and focused Hill-Rom organization. Hill-Rom’s EMEA operations returned to profitability this year, and its turnaround will continue in fiscal 2006. Sales and new product highlights include Hill-Rom’s year-to-date increased capital revenues as its VersaCare™ bed platform continues to gain acceptance from customers. Combined sales of VersaCare and its predecessor, Advanta™, are up nearly 14 percent in fiscal 2005. Batesville Casket reported solid performance despite overall soft death rates. Its Dimensions® casket line and its proprietary veneer casket line are selling very well.”
He added, “Holding back our 2005 results were lower rental revenues at Hill-Rom, gross margin pressure at both Hill-Rom and Batesville Casket, and higher litigation expenses that continued to adversely affect operating expenses. We entered into an agreement in principle to settle a major portion of our antitrust litigation and have taken recent steps to better align our organization with our customers and improve our cost position. Our simplified, lower-cost structure should significantly improve our operating margins and our ability to effectively deliver products and services to our customers.”

Consolidated Results — Highlights

Revenues

		Y/Y Change From	2005		Adj./Actual
($ In millions)	2005 Actual	Foreign Exchange	Adjusted	2004 Actual	% Change
Q4
Health Care sales	$227.7	$0.2	$227.5	$208.4	9.2%
Health Care rentals	110.9	—	110.9	118.8	-6.6%
Batesville Casket	158.0	0.9	157.1	146.9	6.9%

Total	$496.6	$1.1	$495.5	$474.1	4.5%

Full-Year
Health Care sales	$810.9	$8.3	$802.6	$736.9	8.9%
Health Care rentals	467.8	2.0	465.8	452.1	3.0%
Batesville Casket	659.4	2.9	656.5	640.3	2.5%

Total	$1,938.1	$13.2	$1,924.9	$1,829.3	5.2%

Gross Profit decreased $19.3 million for the year to $888.3 million, from the prior year’s gross profit of $907.6 million. As a percentage of sales, consolidated gross profit margins of 45.8 percent decreased 380 basis points from 49.6 percent in the prior year period. The year-over-year decrease is attributable primarily to lower pricing at Hill-Rom, higher commodity costs at both Batesville Casket and Hill-Rom, higher field service costs at Hill-Rom’s rental business, and the generally lower margin rates of the acquired businesses.
Other Operating Expenses for the year totaled $603.5 million, an increase of $21.9 million from $581.6 million in the fiscal 2004 year. Higher legal fees related to antitrust class action litigation contributed $23.2 million of the increase, and higher health care and benefit costs contributed $4.0 million to the increase, as well. As a percentage of revenues, operating expenses were 31.1 percent in 2005 versus 31.8 percent last year.
Cash, Cash Equivalents and Short Term Investments decreased $12.4 million to $167.8 million from $180.2 million at September 30, 2004. This decrease is primarily attributable to the $75.5 million payment the company made in its third quarter to the Hillenbrand Industries Defined Benefit Pension Plan in order to fully fund the plan. The decrease is also attributable to the purchase of $71.6 million of treasury stock throughout the year, the effects of which were partially offset by operating cash flows.
Primary Working Capital (accounts receivable, plus inventory, less accounts payable) increased $29.6 million versus the prior fiscal year end, driven by a $31.4 million increase in accounts receivable. The increase in receivables is due in part to our higher reported revenues, but also as a result of lower collections on health care rentals from delays associated with the recent launch of Hillenbrand’s final phase of its enterprise resource planning system.
Capital Expenditures for the year were $116.4 million, driven primarily by costs related to the replacement of therapy units in the rental fleet, the implementation of a company-wide enterprise management system, and other miscellaneous plant and equipment expenditures.

Health Care — Highlights
Health Care Sales revenue increased $74.0 million, or 10.0 percent, to $810.9 million in 2005 compared to $736.9 million in 2004. Excluding the benefit from the effects of foreign exchange, health care sales revenues increased 8.9 percent. Gross profit increased $8.1 million to $362.8 million from $354.7 million in 2004. As a percentage of revenues, gross profit was 44.7 percent in the 2005 fiscal year compared to 48.1 percent in 2004 due to lower pricing and higher raw material costs.
Health Care Rental revenue increased $15.7 million to $467.8 million from $452.1 million. Gross profit decreased $28.1 million to $174.6 million in 2005, compared to $202.7 million in the prior year due to lower pricing and allowances on aged rental receivables concerns of $16 million and unfavorable field service spending of approximately $16 million related to customer fulfillment issues and stabilization of the rental billing system. As a percentage of sales, gross profit was 37.3 percent, down from 44.8 percent in 2004 due to lower pricing, higher field service spending, lower demand for The Vest™, and the generally lower margins from businesses acquired in fiscal 2004.
Funeral Services — Highlights
Funeral Services revenue of $659.4 million increased $19.1 million from the $640.3 million reported in the prior year. Gross profit was essentially flat at $350.9 million from $350.2 million last year. As a percentage of revenues, gross profit decreased to 53.2 percent from 54.7 percent in the prior year. This decrease is attributable to lower burial volumes, significantly increased material costs of $10.3 million for steel, other metals and wood, an overall slightly unfavorable product mix shift, and increased fixed manufacturing costs associated with expanding manufacturing capabilities at our facility in Mexico.
Non-GAAP Financial Disclosures
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts.

	Income from Continuing Operations
		Income	Diluted
	Pre-tax	Taxes	EPS

Loss from continuing operations — GAAP	(115.9)	(19.6)	(1.56)
Adjustments:
Litigation charge	358.6	132.5	3.66
Hill-Rom and Corporate realignment charges	36.3	9.2	0.44
Write-off of deferred tax asset	—	(16.0)	0.26
Write-off of strategic investment	8.7	—	0.14

Income from continuing operations — Adjusted	287.7	106.1	2.94

Guidance Summary For 2006
Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations, and before any special items.

	Hill-Rom/		Batesville		Consolidated
	HI Corporate		Casket		Hillenbrand

Outlook for 2006

($ in millions, except EPS)

	Low	High	Low	High	Low	High

Net Revenues
North America	$946	$956	$—	$—	$946	$956
International	209	219	—	—	209	219
Home Care & Surgical	120	130	—	—	120	130
Funeral Services sales	—	—	665	675	665	675

Total revenues	1,275	1,305	665	675	1,940	1,980
Gross Margin	42.5%	42.9%	53.4%	53.5%	46.2%	46.5%

Other Operating Expenses	(379)	(388)	(168)	(173)	(547)	(561)

Income before Corporate and Antitrust
Expenses and Income Taxes	163	172	187	188	350	360

Corporate Operating Expenses	(25)	(25)	—	—	(25)	(25)
Antitrust Litigation	(34)	(34)	(6)	(6)	(40)	(40)

Income Before Taxes from Continuing Operations	104	113	181	182	285	295

Tax Rate						37%

Earnings per share from Continuing Operations					2.89	2.99

Antitrust Litigation					0.41	0.41

Earnings per share from Continuing Operations before Antitrust Litigation					3.30	3.40

Average shares outstanding — diluted						62.1

Capital expenditures and intangibles		105		22		127
Depreciation and amortization		94		18		112
Conference Call
The company will sponsor a conference call for the investing public at 9:00 a.m. EST on Monday, November 28, 2005. In the call, management will discuss the results for the year ended September 30, 2005. It is available at www.hillenbrand.com during the call and it will be archived through December 5, 2005 for those who are unable to listen to the live Web cast. Interested parties who do not have access to a computer and would like to access the conference call audio may dial 800-810-0924 (International callers 913-981-4900) both using confirmation code 9194189 at the above time. A replay of the call is also available through December 5, 2005 at 888-203-1112 and internationally at 719-457-0820. The code 9194189 is needed to access the replay.
About Hillenbrand Industries, Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “confident,” “strengthen,” “improve,” “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, costs and availability of raw materials, the success of the Company’s restructuring, realignment and cost reduction efforts, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2004 and under the heading “Forward-Looking Statements and Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

Condensed Statement of Earnings	4Q05	3Q05	2Q05	1Q05	4Q04
Net revenues
Health Care sales	227.7	$190.3	$197.0	$195.9	$208.3
Health Care rentals	110.9	115.4	121.8	119.7	118.9
Funeral Services sales	158.0	160.3	181.9	159.2	146.9

Total revenues	496.6	466.0	500.7	474.8	474.1
Cost of revenue
Health Care cost of sales	126.2	106.9	107.5	107.5	105.7
Health Care rental expenses	75.4	71.9	73.6	72.3	71.6
Funeral Services cost of sales	74.0	76.3	83.5	74.7	69.6

Total cost of revenue	275.6	255.1	264.6	254.5	246.9
Gross profit
Health Care sales	101.5	83.4	89.5	88.4	102.6
Health Care rentals	35.5	43.5	48.2	47.4	47.3
Funeral Services	84.0	84.0	98.4	84.5	77.3

Total gross profit	221.0	210.9	236.1	220.3	227.2
As a percentage of sales	44.5%	45.3%	47.2%	46.4%	47.9%

Operating expense	153.0	145.8	150.8	153.9	152.7
As a percentage of sales	30.8%	31.3%	30.1%	32.4%	32.2%

Litigation charge	358.6	—	—	—	—

Unusual charges, net	30.8	5.6	(0.1)	—	6.9

Other income/(expense)	(8.5)	0.3	(0.3)	2.7	1.0

Income tax (benefit)/expense	(98.8)	22.1	31.5	25.6	22.6

Income from continuing operations	(231.1)	37.7	53.6	43.5	46.0

Income (loss) from discontinued operations	1.4	0.3	0.4	0.1	15.9

Net income (loss)	(229.7)	38.0	54.0	43.6	61.9

Diluted earnings per share:
Earnings per share from continuing operations	$(3.77)	$0.61	$0.86	$0.69	$0.73
Earnings per share	$(3.75)	$0.61	$0.87	$0.70	$0.99

Average common shares outstanding — diluted (thousands)	61,269	61,896	62,389	62,689	62,546

Dividends per common share	$0.28	$0.28	$0.28	$0.28	$0.27

Cash Flows from Operations
Cash flow from operations	$58.6	$22.0	$75.9	$77.7	$87.3
Capital expenditures	$(34.4)	(27.9)	(24.2)	(29.9)	(44.8)

Cash flow from operations less capital expenditures	$24.2	$(5.9)	$51.7	$47.8	$42.5

Trailing twelve month cash flow from ops. less capex.	$117.8	$136.1	$242.8	$313.3	$224.1

Cash, cash equivalents and short term investments	$167.8	$152.0	$214.3	$208.4	$180.2

Shares repurchased	—	722.4	539.2	—	—
Capital Expenditures
Hill-Rom	26.1	22.3	20.9	28.3	40.0
Batesville Casket	7.8	5.3	2.3	1.5	4.2
Corporate	0.5	0.3	1.0	0.1	0.6

Depreciation & Amortization
Hill-Rom	20.9	23.1	22.3	23.6	25.7
Batesville Casket	5.0	4.5	4.4	4.4	4.9
Corporate	1.3	1.4	1.5	1.6	1.4